UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2011
TOPSPIN MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-144472	510394637

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hama’apilim 5 Kfar Shmaryahu, Israel	Not Applicable

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 972-9-9554333
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 21, 2011, TopSpin Medical, Inc. (the “Company”) appointed Eitan Shtarkman, 53, as its Chief Executive Officer. From January 2009 until joining the Company, Mr. Shtarkman worked as an entrepreneur in the dental medicine arena. He participated in the founding and management of three companies during this period: Precise Implant Systems, which manufactures dental implants based on proprietary technology; IGS Dental, which creates real-time positioning and monitoring technology for dental implant surgery; and ChainPlant, which developed the first dental implant system capable of being extended or shortened. Between January 2005 and December 2008, Mr. Shtarkman served as Chief Executive Officer of Chmir-Nir, a public Israeli avionics company. Mr. Shtarkman holds a B. Sc. in Physics from Tel Aviv University and a diploma from The Institute of Capital Market Studies.
Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On February 11, 2011, the Company filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware (the “Restated Charter”). Pursuant to the Restated Charter, the Company effected a reverse split of its common stock (the “Split”), such that every 500 shares of the common stock existing prior to the Split (the “Old Common Stock”) were automatically combined into 1 share of the Company’s common stock (such combined common stock, the “New Common Stock”). Pursuant to the Restated Charter, the authorized capital stock of the Company was reduced to 50,000,000 shares of New Common Stock.
The foregoing description of the Restated Charter is qualified in its entirety by reference to the text of the Restated Charter, filed as Exhibit 3.1 to this Current Report on Form 8-K, and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of TopSpin Medical, Inc, effective February 11, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPSPIN MEDICAL, INC.
Date: February 25, 2011	By:	/s/ Eitan Shtarkman
		Name:	Eitan Shtarkman
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of TopSpin Medical, Inc., effective February 11, 2011.